CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 19, 2013, relating to the financial statements and financial highlights, which appear in the December 31, 2012 Annual Report to Shareholders of Columbia Variable Portfolio – Managed Volatility Moderate Growth Fund (formerly known as Columbia Variable Portfolio – Managed Volatility Fund) (one of the funds constituting Columbia Funds Variable Series Trust II), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 25, 2013